Exhibit 99.1

Porter Bancorp, Inc. Holds Annual Meeting

Shareholders Elect Seven Directors and Approve Amendment to 2006 Non-Employee Directors Stock Ownership Incentive Plan

LOUISVILLE, Ky.--(BUSINESS WIRE)--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that shareholders elected seven directors and approved the amendment to the 2006 Non-Employee Directors Stock Ownership Incentive Plan at its annual meeting of shareholders.

In comments at the meeting, Maria L. Bouvette, President and CEO of Porter Bancorp, Inc., said, “We expect steady expansion of our net interest margin in the second half of the year based upon our expectation of continued downward repricing of liabilities with limited repricing of assets. We believe this will result in an improved efficiency ratio and improved margins.”

At the meeting, shareholders elected the following as directors to serve for a one-year term:

  Maria L. Bouvette – President and Chief Executive Officer of Porter Bancorp, Inc.
  David L. Hawkins – Farmer and Private Investor
  W. Glenn Hogan – Founder, President and Chief Executive Officer of Hogan Real Estate
  Michael E. Miller – Partner and Chief Financial Officer of The Poe Companies
  Sidney L. Monroe – Retired Certified Public Accountant
  J. Chester Porter – Chairman of the Board and General Counsel of Porter Bancorp, Inc.
  Stephen A. Williams – President and Chief Executive Officer of Norton Healthcare

About Porter Bancorp, Inc.

Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the sixth largest independent banking organization based on total assets domiciled in the Commonwealth of Kentucky, with $1.6 billion in assets as of March 31, 2008. Through Porter’s subsidiary PBI Bank, it operates 19 full-service banking offices in 12 counties in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800
President and CEO